Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

THIRD QUARTER 2008 RESULTS AND

UPDATES 2008 GUIDANCE

Rye Brook, NY – October 30, 2008 – Universal American Corp. (NYSE: UAM) today announced financial results for the quarter ended September 30, 2008.

Third Quarter 2008 Highlights

•                  Net income was $48.8 million, or $0.56 per share, including net realized losses of $7.9 million, or $0.09 per share

•                  Revenues increased to $1.1 billion

•                  Strong capital base with parent company cash of $141 million

2008 Guidance

•                  Earnings per share of $1.62 to $1.68, excluding realized gains and losses

•                  Revenues between $4.7 and $4.9 billion

Third Quarter 2008 Compared to Third Quarter 2007

Universal American’s income, excluding net realized losses for the third quarter of 2008, was $56.7 million, or $0.65 per share. Reported net income was $48.8 million, or $0.56 per share, which includes $7.9 million or $0.09 per share, after tax, resulting from realized losses on the investment portfolio. This compares to net income of $27.1 million, or $0.40 per share, in the third quarter of 2007, which included realized losses of $0.3 million after tax, or $0.01 per share.

Total revenues for the third quarter of 2008 increased 48.7% to $1.1 billion, as compared to the third quarter of 2007. Excluding revenues from the MemberHealth business acquired in September 2007, total revenues increased by 8.6%.

Management Comments

Richard Barasch, Chairman and CEO, commented: “The results of the third quarter again showed strength in our core businesses. When the net positives relating to the 2007 year that came through in this quarter and the non-recurring costs incurred in our Corporate segment are netted out, we had a strong operating quarter, largely in line with our overall expectations. The growth and profitability of our Medicare Advantage HMO business continued, as we experienced 16.4% overall membership growth year over year, including growth of 183% in our HMO expansion markets in Oklahoma, Dallas and Milwaukee. We are well on the way toward proving that we can export to new markets the model that has been so successful in Southeast Texas. We are also quite pleased with the results in our Medicare Advantage Private Fee-for-Service business (‘PFFS’). Excluding positive developments from 2007, our benefit ratio for the first three quarters of 2008 is in line with our expectations and consistent with our forecast for the balance of 2008. Moreover, as the results of prior periods continued to emerge positively, we are also comfortable that the basis upon which we bid our 2009 Medicare Advantage products is sound.

“We are actively establishing Local PPO networks in the markets where we have significant PFFS membership.  In 2009, we are launching 15 Medicare Advantage PPO products and anticipate further significant expansion for 2010. This is a major strategic priority for Universal American and we will continue to invest in this process in 2009 as we did in 2008. It is also important to note that over 20% of our members reside in rural counties where deeming will still be permitted in 2011.

“We are quite pleased with the 2009 Part D bid results that the Centers for Medicare and Medicaid Services (‘CMS’) released in September.  Both of Universal American’s plans, Community CCRxSM and PrescribaRxSM (the successor to Prescription Pathway, our strategic alliance with CVS Caremark Corp. that will end on December 31, 2008) will continue to offer Medicare Part D prescription drug coverage in all fifty states plus the District of Columbia.  One or both of our plans bid under the CMS benchmark in 27 of 34 regions, thus qualifying our plans to provide coverage to dual-eligible and low income beneficiaries who qualify for subsidies in those regions.  As a result, we anticipate a net gain of approximately 145,000 dual-eligible members through reassignment.

“In times of financial stress, it is important to go back to basics and I can report that our financial structure remains strong.  As of September 30, 2008, we had reasonable leverage, unregulated parent company cash of $141 million and well-capitalized subsidiaries that are able to comfortably withstand the investment losses that we have incurred.  Over the past several months, we have adopted a more conservative approach to our investment portfolio, which focuses more on capital preservation than on generation of investment yield.”

Medicare Advantage

In the third quarter of 2008, Universal American’s Medicare Advantage membership grew 3.5% to approximately 242,700 members from approximately 234,500 members as of September 30, 2007.  Revenues increased by 16.2% year over year to $615.5 million and pre-tax income for the same period increased by $27.5 million to $44.0 million.

PFFS revenues for the third quarter of 2008 increased by 9.9% to $439.6 million, compared to the third quarter of 2007.  Pre-tax income for the same period was $29.5 million, an increase of $19.8 million from the $9.7 million reported for the third quarter of 2007.  The primary driver of this increase was $16.3 million of income consisting of $20.8 million of positive reserve development from 2007 offset by a retro-active reduction in 2007 revenue of $4.5 million for the reconciliation of the 2007 CMS revenue.  After considering these 2007 developments, the benefit ratio for PFFS for the full year 2007 was 84.2%.  On a comparable basis, the benefit ratio for PFFS for the nine months ended September 30, 2008 was 87.1%, which is consistent with Company expectations.  As of the end of September 2008, there were approximately 188,000 PFFS members.

The Company’s Medicare Advantage HMO’s continued to generate excellent results. HMO membership grew 16.4% year over year to approximately 54,700 as of September 30, 2008 and profitability remains strong.  Revenues increased by 35.6% year over year to $175.9 million.  Pre-tax income for the same period increased by $11.3 million to $18.1 million, which included $4.0 million of additional revenue resulting from the reconciliation of the 2007 CMS revenue for the HMO plans.  The remaining $7.3 million increase is attributed to membership growth.

Additionally, $3.5 million of expenses were incurred as a result of the continued development of the Company’s 2009 PPO expansion markets during the third quarter of 2008.

Medicare Part D

As of September 30, 2008, Universal American had approximately 1,300,000 members in the Community CCRxSM PDPs and 530,000 members in the Prescription PathwaySM PDPs that will be operated in a strategic alliance with CVS Caremark until the end of 2008. In the third quarter of 2008, the Part D segment reported pre-tax income of $49.2 million, including $20.4 million from Part D Management Services, L.L.C., the joint venture with CVS Caremark, compared to $23.6 million for the quarter ended September 30, 2007.  Third quarter revenues of 2008 for the segment increased to $398.0 million, from $88.0 million for the third quarter of 2007.  The increases in segment income and revenues are primarily due to the inclusion of our Community CCRxSM PDP results for the full quarter in 2008 compared to only nine days in the third quarter ended September 30, 2007.  The current third quarter results for this segment include approximately $1.0 million of revenue deductions based upon the reconciliation of 2007 revenue with CMS.

Senior Administrative Services

CHCS Services, Universal American’s senior health insurance third-party administrator, continued its important contribution to the Company.  For the third quarter of 2008, Universal American earned $5.0 million, pre-tax, on $20.8 million of revenues in our CHCS business. This compares to pre-tax income of $6.4 million on $27.3 million of revenues in the third quarter of 2007. This decline partly reflects the transfer of the administration of our affiliated PFFS business to our Medicare Advantage segment.

Traditional Insurance

For the third quarter of 2008, Universal American earned $3.1 million, pre-tax, on $111.2 million of revenues in our traditional insurance business. This compares to pre-tax income of $5.1 million on $126.6 million of revenues in the third quarter of 2007. This decline partly reflects increased in claims in our Medicare supplement business, lower life and annuity revenues, as well as lower investment income.

Corporate

In the third quarter of 2008, we incurred approximately $1.2 million of non-recurring expenses, largely related to the defense and settlement of a shareholders’ lawsuit.

Balance Sheet and Liquidity

Total assets were $4.0 billion as of September 30, 2008, compared with $4.1 billion at December 31, 2007. Total cash and investments were $1.6 billion at September 30, 2008, compared to $1.8 billion at December 31, 2007. Total reserves for policyholder liabilities were $1.8 billion at September 30, 2008 and December 31, 2007. Stockholders’ equity as of September 30, 2008 was $1.3 billion, or $14.90 per common share, compared to $1.4 billion, or $14.66 per common share, at December 31, 2007. The principal reasons for the decreases in total assets, total cash and investments, and stockholders’ equity were the writedowns in the Company’s investments and share repurchases, both of which are described below.

As of September 30, 2008, our parent company had unregulated cash of $141.1 million and access to a $150 million revolving credit agreement which expires in September 2012. The ratio of debt to total capitalization, excluding the effect of Accumulated Other Comprehensive Income (Loss) and including Universal American’s trust preferreds as debt, decreased to 24.9% at September 30, 2008 from 25.4% at December 31, 2007. For more information, please see the discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release.

Investment Portfolio

Universal American’s $1.6 billion investment portfolio is highly liquid, with $928 million, or 57.6%, invested in U.S. Government and agency securities.  Our cash and cash equivalents amounted to $547 million at September 30, 2008, or 34% of the portfolio.  We invest our cash in U.S. Government money market funds and U.S. Agency discount notes. The fixed-income portfolio of $1.1 billion is characterized by strong credit quality with over 60% of the portfolio in securities rated AA or higher.  Approximately 98% of the portfolio is in investment grade securities.  A complete listing of our investment portfolio is available for review in the financial supplement located on our website, www.universalamerican.com.

In the third quarter of 2008, Universal American recognized pre-tax losses and impairments of $12.1 million on its investments, or 1.1% of the investment portfolio. The majority of the realized losses were related to other than temporary impairments of $2.3 million of subprime investments, $2.4 million of other structured securities and $7.2 million of corporate debt (including $6.1 million of Lehman Brothers). These holdings had a carrying value as of September 30, 2008 of $12.2 million, after impairments. The majority of the Company’s subprime holdings are in senior or senior-mezzanine level tranches, which have preferential liquidation characteristics and still have an average S&P equivalent rating of A+. The Company continues to review the estimated fair values provided by a third party pricing service and believes that it will recover principal and interest greater than the carrying values currently indicate.

Share Repurchase Program

Pursuant to share repurchase plans that have authorized the Company to repurchase up to $100 million of its stock, Universal American has repurchased 5.7 million shares of its stock at a total cost of $62.7 million as of October 30, 2008. The Company is not obligated to repurchase any specific number of shares under the program or to make repurchases at any specific time or price.

2008 Guidance

Universal American expects to earn approximately $1.62 to $1.68 per diluted share for 2008, excluding realized gains/losses on investment transactions as well as investment writedowns. The table below provides additional information relating to our guidance.

	Reported Nine Months ended September 30,	Guidance Ranges
	2008	4Q08		FY 2008
Diluted EPS (1)
EPS before net realized losses	$0.75	$0.87	$0.93	$1.62	$1.68
Net realized losses	(0.40)	0.00	0.00	(0.40)	(0.40)
Reported EPS	$0.35	$0.87	$0.93	$1.22	$1.28

Revenue ($ Million) (2),(3)
Medicare Advantage	$1,805	$545	$645	$2,350	$2,450
Medicare Part D (3)	1,498	352	452	1,850	1,950
Traditional Insurance	347	103	123	450	470
Senior Administrative Services	66	14	24	80	90
Corporate / Eliminations	(45)	(20)	(25)	(65)	(70)
Total Revenue	$3,671	$994	$1,219	$4,665	$4,890
Membership
End of quarter Membership
PDPs	1,830,000	1,800,000	1,850,000	1,800,000	1,850,000
Private Fee-for-Service	188,000	183,000	190,000	183,000	190,000
HMOs	54,700	52,000	56,000	52,000	56,000
Total	2,072,700	2,035,000	2,096,000	2,035,000	2,096,000
Medicare Advantage HMO loss ratio	77.1%	76.0%	78.5%	76.0%	78.5%
Medicare Advantage PFFS loss ratio	85.7%	86.0%	88.0%	86.0%	88.0%

(1) Reflects weighted average diluted shares outstanding of 88.8 million for the nine months ended 9/30/08.  Assumes weighted average diluted shares outstanding of 86.5 million in 4Q 2008 and 88.8 million for full year 2008 and no additional share repurchases.

(2) Excluding realized gains/losses.

(3) Includes Community CCRx, Prescription Pathway and equity income of Part D Management Services, Inc.

Conference Call

Universal American will host a conference call at 9:00 a.m. Eastern Time on Friday, October 31, 2008, to discuss the third quarter results and other corporate developments. Interested parties may participate in the call by dialing 706-679-0770. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.universalamerican.com, and clicking on the “Investors” link in the upper right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. We will archive the conference call; if you are unable to listen live, you can access it from the investor relations area of the Company’s website for approximately 60 days.

Prior to the conference call, Universal American will make available on its website supplemental financial data in connection with its quarterly earnings release. You can access this supplemental financial data at www.universalamerican.com (under the heading “Investor Relations; Financial Reports”).

About Universal American Corp.

Universal American offers a diverse range of healthcare products – including health insurance, managed care, and prescription drug benefits – through its subsidiaries. Its companies are collectively among the leading providers of Medicare Advantage and Medicare prescription drug plans in the U.S., as over two million seniors rely on Universal American’s products for their health or prescription drug coverage. For more information on Universal American, please visit our website at www.universalamerican.com.

*                                         *                                         *

Matters discussed in this news release and oral statements made from time to time by representatives of Universal American may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in any forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact Universal American and the statements contained in this news release can be found in Universal American’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Universal American assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Consolidated Results	2008	2007	2008	2007

Direct and assumed premiums	$1,172.2	$879.1	$4,045.6	$2,549.6

Net premiums and policyholder fees	$1,080.1	$704.2	$3,522.7	$1,962.4
Net investment income	19.8	28.4	63.5	77.4
Other income	10.2	6.1	33.0	19.2
Net realized gains (losses)	(12.1)	(0.5)	(54.4)	1.1
Total revenues	1,098.0	738.2	3,564.8	2,060.1

Policyholder benefits	855.3	591.2	3,017.6	1,627.6
Interest credited to policyholders	3.6	4.3	11.1	13.3
Change in deferred acquisition costs	1.6	1.8	12.4	13.9
Amortization of present value of future profits	5.9	2.4	17.7	6.4
Commissions and general expenses, net of allowances	174.9	128.4	507.4	353.6
Total benefits and expenses	1,041.3	708.1	3,566.2	2,014.8

Income (loss) before equity in earnings of unconsolidated subsidiary	56.7	30.1	(1.4)	45.3
Equity in earnings of unconsolidated subsidiary	20.4	12.8	51.8	39.1

Income before income taxes	77.1	42.9	50.4	84.4

Provision for income taxes (1)	(28.3)	(15.8)	(19.2)	(30.6)

Net income	$48.8	$27.1	$31.2	$53.8

Per Share Data (Diluted)
Net income	$0.56	$0.40	$0.35	$0.84

Weighted Average Shares Outstanding	86.5	68.7	88.8	64.2

See following page for explanation of footnotes.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Income (Loss) before Taxes by Segment	2008	2007	2008	2007

Senior Managed Care-Medicare Advantage	$44.0	$16.5	$77.8	$42.8
Medicare Part D	49.2	23.6	30.2	37.8
Traditional Insurance	3.1	5.1	6.3	8.4
Senior Administrative Services	5.0	6.4	17.4	17.7

Corporate	(12.1)	(8.2)	(26.9)	(23.4)

Net realized (losses) gains	(12.1)	(0.5)	(54.4)	1.1

Income before income taxes	$77.1	$42.9	$50.4	$84.4

BALANCE SHEET DATA	September 30, 2008	December 31, 2007
Total cash and investments	$1,617.2	$1,815.6
Total assets	$3,985.2	$4,089.8
Total policyholder related liabilities	$1,824.0	$1,800.7
Outstanding bank debt	$321.5	$349.1
Other long term debt	$110.0	$110.0
Total stockholders’ equity	$1,280.8	$1,351.1
Book value per common share	$14.90	$14.66
Diluted weighted average shares outstanding-year to date	88.8	71.5

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding AOCI) *	$1,304.5	$1,351.2
Diluted book value per common share (excluding AOCI) * (2)	$14.90	$14.40
Debt to total capital ratio * (3)	24.9%	25.4%

	Three Months Ended September 30,
	2008	2007
Income, excluding net realized losses * (4)	$56.7	$27.5
Per share (diluted) – Income, excluding net realized losses * (4)	$0.65	$0.41

*

Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1)

The effective tax rate for the quarter ended September 30, 2008 was 36.7% and was 36.8% for the same quarter of 2007. The effective tax rate for the nine months ended September 30, 2008 was 38.1% and was 36.3% for the same period of 2007.

(2)

Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (loss) (“AOCI”), plus assumed proceeds from the exercise of vested options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested options.

(3)

The Debt to Total Capital Ratio is calculated as the ratio of the sum of the Outstanding Bank Debt and Other Long Term Debt to the sum of Stockholders’ Equity (excluding AOCI) plus Outstanding Bank Debt plus Other Long Term Debt.

(4)	Income, excluding net realized losses is calculated as net income less realized losses, after tax.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

Total Stockholders’ Equity (excluding AOCI)	September 30, 2008	December 31, 2007
Total stockholders’ equity	$1,280.8	$1,351.1
Less: Accumulated other comprehensive loss	23.7	0.1

Total stockholders’ equity (excluding AOCI)	$1,304.5	$1,351.2

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income (loss), do not relate to the core performance of Universal American’s business operations.

Diluted Book Value per Common Share	September 30, 2008	December 31, 2007
Total stockholders’ equity	$1,280.8	$1,351.1
Proceeds from assumed exercises of vested options	11.5	24.5
	$1,292.3	$1,375.6
Diluted common shares outstanding	88.3	95.6

Diluted book value per common share	$14.63	$14.39

Total stockholders’ equity (excluding AOCI)	$1,304.5	$1,351.2
Proceeds from assumed exercises of vested options	11.5	24.5
	$1,316.0	$1,375.7
Diluted common shares outstanding	88.3	95.6

Diluted book value per common share (excluding AOCI)	$14.90	14.40

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income (loss), do not relate to the core performance of Universal American’s business operations.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

Debt to Total Capital Ratio	September 30, 2008	December 31, 2007
Outstanding bank debt	$321.5	$349.1
Other long term debt	110.0	110.0
Total outstanding debt	$431.5	$459.1

Total stockholders’ equity	$1,280.8	$1,351.1
Outstanding bank debt	321.5	349.1
Other long term debt	110.0	110.0
Total Capital	$1,712.3	$1,810.2

Debt to total capital ratio	25.2%	25.4%

Total stockholders’ equity (excluding AOCI)	$1,304.5	$1,351.2
Total outstanding bank debt	321.5	349.1
Total outstanding trust preferred securities	110.0	110.0
Total Capital	$1,736.0	$1,810.3

Debt to total capital ratio (excluding AOCI)	24.9%	25.4%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

Universal American uses income, excluding net realized losses as a basis for evaluating operating results. We believe that realized gains and losses in our investment portfolio do not relate to the core performance of Universal American’s business operations.

	Three Months Ended September 30,
Income, excluding net realized losses	2008	$2007
Net income	$48.8	$27.1
Net realized losses, after tax	7.9	0.4
Income, excluding net realized losses	$56.7	$27.5

Per share (diluted)
Net income	$0.56	$0.40
Net realized losses, after tax	0.09	0.01
Income, excluding net realized losses	$0.65	$0.41

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CONTACT:

- OR-

INVESTOR RELATIONS COUNSEL:

Robert A. Waegelein	The Equity Group Inc.
Executive Vice President &	www.theequitygroup.com

Chief Financial Officer (914) 934-8820

Linda Latman (212) 836-9609